EXHIBIT 99.1

Tandy Brands Reports Fiscal 2013 Third Quarter Earnings Results and Provides Update on Current Events

  Announces third quarter fiscal 2013 results
  Updates on potential new credit facility

DALLAS, May 14, 2013 (GLOBE NEWSWIRE) -- Tandy Brands Accessories, Inc. (Nasdaq:TBAC) today reported financial results for its fiscal third quarter and nine-month periods ended March 31, 2013 and provided an update on current events.

Third Quarter Results

Net sales for the third quarter were $19.6 million, which was down $4.3 million compared to the prior year third quarter. Net sales in the accessories segment were $18.3 million for the third quarter, a decline of $3.9 million from fiscal 2012. The decline reported in the accessories segment net sales was a result of lower levels of replenishment orders from the Company's largest customer in the current year. Gifts segment net sales decreased by $0.4 million to $1.3 million due to longer times to process and re-sell holiday season returns.

"Our third quarter net sales were impacted by abnormally low levels of replenishment sales to the largest customer in our accessories segment," said Rod McGeachy, President and Chief Executive Officer of Tandy Brands. "This decline was driven by their decision to delay new spring roll-outs early in the quarter and does not represent any material change in our market share."

Third quarter fiscal 2013 gross margin as a percentage of net sales was 26.7 percent, compared to 31.7 percent in the third quarter of fiscal 2012. Accessories segment gross margin was 30.6 percent, compared to 34.0 percent in the comparable prior year period. This decline was primarily due to higher sales to close-out customers in the current year in connection with the previously announced restructuring plan, and lower customer deductions in the prior year. Gifts segment gross margin was (28.3) percent, compared to 2.4 percent in the comparable prior year period, primarily due to an increased mix of sales of returned holiday products to close-out customers.

"Margins were what we expected this quarter," said McGeachy. "Our margin percentages contracted on higher freight rates and lower recoveries on close-out sales."

Total selling, general and administrative (SG&A) expense for the fiscal 2013 third quarter was $2.2 million lower (or 23 percent) than in the comparable prior year period due to lower compensation costs and $0.9 million lower bad debt provisions.

For the third quarter, the Company reported a net loss of $8.5 million, or ($1.19) per diluted share, compared to a net loss of $3.1 million, or ($0.43) per diluted share, in the comparable prior year period. Adjusted net loss, which excludes investments in new licenses and certain one-time items such as inventory write-downs, intangible impairments and severances, was $2.7 million, down from an adjusted net loss of $1.7 million in the prior year.

Nine-Month Results

Net sales for the nine-month period ended March 31, 2013 were $93.4 million, compared to net sales of $96.0 million reported in the prior-year period. The gifts segment net sales increased by $4.0 million, or 14%, over the prior year due to increased holiday 2012 shipments resulting from new programs. Net sales for the accessories segment declined by 10% to $59.7 million due to a $0.6 million investment in retail space and decreased sales of $3.8 million from exited product categories in the current year. This decline was partially offset by higher levels of replenishment orders from the Company's largest customer.

Gross margin as a percentage of net sales for the nine-month period ended March 31, 2013 was 21.5 percent, which includes a $6.7 million non-cash inventory write-down to accelerate liquidation of returned gift inventories and products exited in connection with the Company's previously announced restructuring plan. Excluding the impact of the inventory write-down in the current year period, gross margin as a percentage of net sales was 28.7 percent, compared to 32.7 percent in prior year period.

Accessories segment gross margin, excluding the impact of the inventory write-down, was 32.0 percent, compared to 33.9 percent in the comparable prior year period. This decline was due to lower sales of previously written-down inventory and higher sales concessions to introduce new products. Gifts segment gross margin, excluding the impact of the inventory write-down, was 22.8 percent, compared to 30.0 percent in the comparable prior year period. This decline was due to higher sales concessions, higher holiday season returns and higher in-bound freight.

Total SG&A expense for the nine-month period declined $2.1 million, or 7%, to $27.7 million on lower compensation costs, bad debt provisions and variable distribution costs.

For the nine-month period ended March 31, 2013, the Company reported a net loss of $15.4 million, or ($2.16) per diluted share, compared to a net loss of $1.4 million, or ($0.20) per diluted share, in the prior year period. Adjusted net loss decreased $2.0 million to $1.6 million compared to adjusted net income of $0.4 million in the prior year period.

Financial Position

At March 31, 2013, the Company reported inventories of $28.2 million, current assets of $34.9 million, current liabilities of $26.0 million, and $4.2 million of net borrowing availability (before reducing for a $2.7 million excess availability requirement).

"Our liquidity is consistent with our forecasts," said McGeachy.

Updates on Potential New Credit Facility

The Company announced it signed non-binding term sheets with lenders who could replace the Company's current lender on or before May 31, 2013. If executed, terms under the proposed credit facility would improve liquidity against the Company's current assets.

The non-binding term sheets contain customary pre-close requirements with respect to diligence investigations and customary post-close covenants. Borrowings under the proposed credit facility are expected to bear interest in the LIBOR plus 8.5% to LIBOR plus 11.3% range (or 9.3% to 12.0%) over a 24 month period.

 "We continue to pace for a late May close and announcement of a new credit facility which we believe will provide us the liquidity we need to execute our recently announced restructuring initiatives," said McGeachy.

Outlook

"We look forward to starting fiscal 2014 with a new credit facility, a significantly lower risk gifts order book, a solid restructuring plan, and the opportunity for continued growth in our Eddie Bauer, Haggar, Wolverine, Miss Me, and Sperry Top-Sider products," said McGeachy.

About Tandy Brands

Tandy Brands is a leading designer and marketer of branded men's, women's and children's accessories, including belts, gifts, small leather goods and bags. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.

Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current expectations about future events, estimates and projections about the industry in which it operates. Forward-looking statements are not guarantees of future performance. Actual results may differ materially from those suggested by these forward-looking statements as a result of a number of known and unknown risks and uncertainties that are difficult to predict, including, without limitation, our ability to successfully complete our proposed new credit facility, our ability to secure additional or alternative capital, our ability to successfully implement certain restructuring initiatives, general economic and business conditions, competition in the accessories and gifts markets, acceptance of the Company's product offerings and designs, continued good relationships with our suppliers, issues relating to distribution, the termination or non-renewal of any material licenses, the Company's ability to maintain proper inventory levels, a significant decrease in business from or loss of any major customers or programs, and a possibility of our gifts business being substantially different. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this release are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the United States Securities and Exchange Commission, the Company does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2013	2012	2013	2012
Net sales	$ 19,582	$ 23,862	$ 93,367	$ 96,039
Cost of goods sold	14,349	16,288	66,571	64,673
Inventory write-down	--	--	6,694	--
	14,349	16,288	73,265	64,673
Gross margin	5,233	7,574	20,102	31,366
Selling, general and administrative expenses	7,586	9,817	27,701	29,846
Depreciation and amortization	466	549	1,434	1,699
Intangibles and held for sale impairments	3,006	--	3,006	--
Restructuring charges	2,575	--	2,575	--
Total operating expenses	13,633	10,366	34,716	31,545
Operating loss	(8,400)	(2,792)	(14,614)	(179)
Interest expense	(236)	(207)	(1,007)	(956)
Other income (expense)	60	(2)	65	(13)
Loss before income taxes	(8,576)	(3,001)	(15,556)	(1,148)
Income tax expense (benefit)	(101)	64	(170)	266
Net loss	$ (8,475)	$ (3,065)	$ (15,386)	$ (1,414)
Other comprehensive (loss) income:
Currency translation adjustments	(173)	154	5	(225)
Total comprehensive loss	(8,648)	(2,911)	(15,381)	(1,639)
Loss per share:
Basic	(1.19)	(0.43)	(2.16)	(0.20)
Diluted	(1.19)	(0.43)	(2.16)	(0.20)
Weighted average common shares outstanding:
Basic	7,130	7,074	7,131	7,074
Diluted	7,130	7,074	7,131	7,074

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	March 31	June 30	March 31
	2013	2012	2012
Assets
Current assets:
Cash	$ 252	$ 217	$ 287
Accounts receivable, net	4,001	7,042	7,881
Inventories, net	28,192	28,743	26,894
Inventory deposits	225	7,107	669
Other current assets	2,189	2,824	2,839
Total current assets	34,859	45,933	38,570
Property and equipment, net	4,918	5,474	5,719
Other assets:
Intangibles	1,236	4,115	4,311
Other assets	675	934	929
Total other assets	1,911	5,049	5,240
	$41,688	$56,456	$49,529
Liabilities And Stockholders' Equity
Current liabilities:
Accounts payable	$11,536	$10,548	$ 5,326
Accrued compensation	801	1,309	1,361
Accrued expenses	1,461	1,584	1,534
Accrued restructuring charges	2,237	--	--
Credit facility	9,995	11,810	7,563
Total current liabilities	26,030	25,251	15,784
Other liabilities	4,088	4,290	4,433
Stockholders' equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	--	--	--
Common stock, $1.00 par value, 10,000 shares authorized, 7,130 shares, 7,102 shares and 7,075 shares issued and outstanding, respectively	7,130	7,102	7,075
Additional paid-in capital	34,137	34,129	34,141
Accumulated deficit	(31,356)	(15,970)	(13,732)
Other comprehensive income	1,659	1,654	1,828
Total stockholders' equity	11,570	26,915	29,312
	$41,688	$56,456	$49,529

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Cash Flows
(in thousands)

	Nine Months Ended
	March 31
	2013	2012
Cash flows provided by operating activities:
Net loss	$(15,386)	$ (1,414)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Inventory write-down	6,694	--
Intangibles and held for sale impairments	3,006	--
Restructuring charges	2,575	--
Deferred income taxes	(228)	54
Doubtful accounts receivable provision	152	907
Depreciation and amortization	1,616	1,889
Stock compensation expense	17	72
Amortization of debt costs	92	168
Other	(57)	(5)
Changes in assets and liabilities:
Accounts receivable	2,896	5,470
Inventories	(6,118)	1,946
Other assets	36	487
Inventory deposits	6,882	3,531
Accounts payable	1,328	(3,221)
Accrued expenses	(704)	(1,132)
Net cash provided by operating activities	2,801	8,752
Cash flows used for investing activities:
Purchases of property and equipment	(497)	(495)
Sales of property and equipment	228	191
Net cash used for investing activities	(269)	(304)
Cash flows used for financing activities:
Change in cash overdrafts	(645)	414
Change in restricted cash	--	1,447
Net repayments under credit facility	(1,815)	(10,369)
Net cash used for financing activities	(2,460)	(8,508)
Effect of exchange-rate changes on cash	(37)	(67)
Net increase (decrease) in cash	35	(127)
Cash beginning of year	217	414
Cash end of period	$ 252	$ 287

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)

Our adjusted EBITDA, a non-GAAP measurement, is defined as net (loss) income before interest, taxes, depreciation and amortization, investments in new licenses and other one-time items. Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a Company's performance. Not all companies utilize identical calculations; therefore, our presentation of adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles ("GAAP"). The following table reconciles our GAAP net loss to the adjusted EBITDA disclosures.

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2013	2012	2013	2012
Net loss	$(8,475)	$(3,065)	$(15,386)	$(1,414)
Income taxes	(101)	64	(170)	266
Interest expense	236	207	1,007	956
Depreciation and amortization	466	549	1,434	1,699
Other income (expense)	(60)	2	(65)	13
Inventory write-down	--	--	6,694	--
Restructuring charges	1,926	--	1,926	--
Intangibles and held for sale impairments	3,006	--	3,006	--
Investment in new licenses	242	213	1,250	597
Facilities consolidation costs	--	222	--	222
Bad debt expense	(24)	890	152	907
Severance costs	674	--	785	--
Adjusted EBITDA	$(2,110)	$(918)	$633	$3,246

We have provided our adjusted net (loss) income disclosure, a non-GAAP measurement, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our GAAP net loss to the adjusted net (loss) income disclosure.

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2013	2012	2013	2012
Net loss	$(8,475)	$(3,065)	$(15,386)	$(1,414)
Inventory write-down	--	--	6,694	--
Restructuring charges	1,926	--	1,926	--
Intangibles and held for sale impairments	3,006	--	3,006	--
Investment in new licenses	242	213	1,250	597
Facilities consolidation costs	--	222	--	222
Bad debt expense	(24)	890	152	907
Severance costs	674	--	785	--
Write-off of unamortized debt costs	--	--	--	98
Adjusted net (loss) income	$(2,651)	$(1,740)	$(1,573)	$410
Common shares outstanding assuming dilution	7,130	7,074	7,131	7,074
Adjusted net (loss) income per common share assuming dilution	($0.37)	($0.25)	($0.22)	$0.06
CONTACT: Tandy Brands Accessories, Inc.
         Rod McGeachy
         President and Chief Executive Officer
         214-519-5200

         Investor Relations
         Chuck Talley
         Chief Financial Officer
         214-519-5200